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                                                                    Exhibit 10.1



                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT ("Agreement") dated as of the ____ day of_____________, 1997 among STARTER CORPORATION ("Licensor"), a Delaware corporation with its principal offices at 370 James Street, New Haven, Connecticut 06513, M&L International Inc. ("Licensee"), an Illinois corporation with its principal offices at 1333 North Kingsbury Street, Suite 401, Chicago, IL 60622 and Licensor's Agent, SOUNDVIEW LICENSING, INC. ("SVL"), a Connecticut corporation with its principal offices at Harbour Square, 700 Canal Street, Stamford, Connecticut 06902.

         WHEREAS, Licensor warrants that it is the owner of the marks "STARTER", "S and STAR" and "STARTER in conjunction with S and STAR", each used as a registered or unregistered trademark or service mark, corporate title, or trading style (collectively and individually referred to herein as the "Marks") and to the best of its knowledge has the exclusive right to use the Marks with Authorized Products in the Territory; and

         WHEREAS, Licensee believes that various commercial advantages could result from use of the Marks in the operation of the Licensee's business and consequently seeks the permission of Licensor to use the Marks in connection with the manufacturing, advertising, sale, or distribution of Authorized Products (set forth in Schedule A attached hereto and made a part hereof) strictly in accord with the terms and conditions contained herein; and

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         WHEREAS, it is the mutual desire of the parties to formally set forth the terms and conditions under which Licensee would be permitted to use the Marks in connection with the manufacturing, advertising, sale, or distribution of Authorized Products.

         NOW, THEREFORE, in consideration of the premises and agreements contained herein, and other good and valuable consideration, Licensor and Licensee agree as follows:

         1. TERRITORY. The "Territory" shall mean the United States, its territories and possessions and U. S. Military Post Exchanges worldwide.

         2. GRANT OF LICENSE.

         2.1 Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, and Licensee hereby accepts, an exclusive license to use the Marks in connection with the manufacture, advertising and sale of Authorized Products by Licensee throughout the Territory.

         2.2 Nothing contained in this Agreement shall in any manner limit or affect the right of Licensor to use, or permit another entity to use, the Marks for any purpose, but Licensor agrees that, during the Initial Term hereof or any extensions thereof, it will neither retain rights to, or grant any other license for, use of the Marks, or any variations of the Marks, in the Territory in connection with the manufacture, advertising, distribution, and sale of Authorized Products. Notwithstanding the foregoing, Licensor hereby reserves the right to sell-off its own inventory of Authorized Products bearing the Marks which may be on hand or in process at the time of the signing of this Agreement.

         2.3 Subject to the provisions of this Section, Licensee shall not export Authorized Products bearing the Marks outside the Territory or ship such Authorized Products to any third



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party which the Licensee has reasonable ground to believe intends to ship
Authorized Products to any destination outside of the Territory without the prior written consent of Licensor.

         3. TERM.

         3.1 This Agreement shall commence on the date first written above and extend until May 31, 2001 (the "Initial Term"). The period beginning from the date first written above and ending on May 31, 1999 and each consecutive twelve
(12) month period thereafter during the Initial Term or any Extended Term (as defined herein) is referred to herein as a "Contract Year." Each three-month period ending on August 31, November 30, February 28, and May 31 , is referred to herein as a "Contract Quarter."

         3.2 This Agreement may be renewed by Licensee for one additional two
(2) year term commencing on June 1, 2001 and expiring on May 31, 2003 ("Extended Term") subject to the following conditions: (i) Licensee notifies Licensor not less than ninety (90) days prior to the termination of the Initial Term of its desire for an Extended Term; (ii) Licensee is not in breach of any part of this Agreement; (iii) Licensee's Sales of Authorized Products in the Initial Term exceed the amount required to generate at least the minimum royalties guaranteed for the Initial Term in Section 5.2 hereinbelow plus twenty five (25) percent.

         4. USE OF THE MARKS. Licensee shall use the Marks only in connection with the manufacture, advertising, sale and distribution of the Authorized Products, and shall cause such standards set forth herein and as may be prescribed by Licensor to be maintained in the operations of the business in which the Marks are used.

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         5. TERMS OF PAYMENT.

         5.1 Royalty Rate. Licensee agrees to pay to Licensor a royalty of eight (8%) percent ("Percentage Royalties") on all Net Sales (as defined herein) during each of the Initial Term or Extended Term, if any, by Licensee or any of its affiliated, associated or subsidiary companies of the Authorized Products bearing the Marks. The term "Net Sales" shall mean the dollar amount of gross sales of the Authorized Products bearing the Marks less trade quantity discounts, returns actually made and allowances actually given in lieu of returns without deduction for other discounts of any kind or nature, costs, or uncollectible accounts. Licensee warrants that it shall not make so called "consignment sales" of Authorized Products bearing the Marks or make any allowances to its customers in lieu of "consignment sales" of Authorized Products bearing the Marks. No costs incurred in the manufacture, preparation, delivery, sale, distribution, advertising or promotion (including without limitation, any so-called "Co-op" advertising costs or payments) of the Authorized Products shall be deducted from gross sales or from any royalty payable by Licensee. It is understood that credit against Net Sales will be allowed only for actual returns and that no credit against Net Sales will be allowed on the basis of any accrual or reserve system. Minimum Guarantees and Advance Payments (all as defined herein) may be referred to herein individually or collectively as "Royalties", or "Royalty" as appropriate.

         5.2 Terms of Payment: Initial Term. Licensee agrees to pay to Licensor, during the Initial Term, a Minimum Guarantee (amount payable to Licensor without regard to the amount of sales of Authorized Products bearing Marks) against Royalties and an Advance Payment applicable to said Minimum Guarantee are as follows:


        MINIMUM                  ADVANCE                BALANCE OF
       GUARANTEE                 PAYMENT                GUARANTEE
       ---------                 -------                ----------

        $750,000                $187,500                $562,500




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         The Advance Payment in the Initial Term shall be payable on signing of this Agreement. The Balance of the Minimum Guarantee in the Initial Term, if not previously earned in Percentage Royalties, shall be payable in ten (10) equal consecutive calendar quarter installments of $56,250 commencing with the initial payment due on December 1, 1998 and the last due on March 1, 2001 No part of such Minimum Guarantee shall in any event be repayable to Licensee. Percentage Royalties shall be paid monthly by Licensee to Licensor.

         5.3 Terms of Payment: Extended Term. During the Extended Term, if any, Licensee agrees to pay Licensor a Minimum Guarantee against Royalties and as an Advance Payment applicable to said Minimum Guarantee the following amounts:

        MINIMUM                  ADVANCE                BALANCE OF
       GUARANTEE                 PAYMENT                GUARANTEE
       ---------                 -------                ----------

       $700,000                  $87,500                 $612,500

The Advance Payment in the Extended Term shall be payable on or before May 31, 2001. The Balance of the Minimum Guarantee, if not previously earned in Percentage Royalties, shall be payable in seven (7) equal consecutive calender quarter installments of $87,500 commencing with the first payment due on September 1, 2001 and the last due on March 1, 2003. No part of such Minimum Guarantee shall in any event be repayable to Licensee. Percentage Royalties shall be paid monthly by Licensee to Licensor.

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         5.4 Monthly Statements. Except as set forth in the last sentence of this Section, promptly on the twentieth (20th) day of each month during the Initial or Extended Term hereof, Licensee shall furnish complete and accurate statements certified to be accurate by Licensee showing the number, description and gross sales price, itemized deductions from gross sales price of each and every product or service covered by this Agreement distributed and/or sold by Licensee, together with any Licensee accepted returns made during the prior month, addressed to the Licensor with a copy mailed to Licensor's Agent, SVL, in accordance with Section 25. For this purpose, Licensee shall use the statement form attached hereto, copies of which form may be obtained by Licensee from SVL, or a similar mutually acceptable form. Such statements shall be furnished to Licensor and SVL whether or not any of the Authorized Products bearing Marks have been sold during said prior month. All information shall be shown separately for each country within the Territory. Licensee agrees that royalty reports will indicate clearly which of the Marks were used in association with the Authorized Products sold and that the report will be given in such a manner and in sufficient detail to enable Licensor to separate royalties Mark by Mark. The first such statement due hereunder shall cover results for the period from the inception of the Initial Term to March 31, 1998.

         5.5 Royalty Payments. Royalty payments due hereunder are payable to Licensor and shall be paid on the twentieth (20th) day of the month following the month in which earned (copy of check to be mailed to SVL), and payment shall accompany the statements furnished as required above at such time the statement commences. It is understood that Percentage Royalty payments which exceed the Initial Term's Minimum Guarantee shall not be credited toward the Extended Term's Minimum Guarantee, if applicable. The receipt or acceptance by Licensor of


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any of the statements furnished pursuant to this Agreement or of any Percentage
Royalties, Minimum Guarantee or Advance Payment paid hereunder (or the cashing of any checks paid hereunder) shall not preclude Licensor from questioning the correctness thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payments in favor of the Licensee, they shall immediately be rectified and the appropriate payments made by Licensee to Licensor, together with interest at the lesser of the so called "prime rate as reported in the WALL STREET JOURNAL plus two (2%) percent per annum or the highest interest rate allowable by law from the date such unpaid amounts were originally due until the date received. Payment shall be in U. S. funds. Licensee's taxes, if any, including but not limited to sales, use, inventory, income and value added taxes on sales of Authorized Products bearing Marks, shall be solely payable in the licensed Territory, shall be solely payable by Licensee and shall not be deducted from Licensor's Royalties.

         6. GOOD WILL. Licensee recognizes the great value of the good will associated with the Marks and acknowledges that the Marks and all rights therein and good will pertaining thereto belong exclusively to Licensor. Licensee recognizes that the Marks have a secondary meaning in the minds of the public.

         7. DISTRIBUTION.

         7.1 Licensee agrees that it shall sell Authorized Products bearing Marks only to those stores listed in Schedule C attached hereto and made a part hereof. First quality Authorized Products bearing Marks that are closeouts as well as Second Quality Authorized Products bearing


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Marks (as hereafter defined) shall be exclusively sold to those stores listed in
Schedule D attached hereto and made a part hereof. In any Contract Year Second quality Authorized Products bearing Marks shall never exceed ten percent (10%) of the sales of Authorized Products bearing Marks by Licensee. Sales to other outlets or stores not listed in Schedules C and D shall require the express prior written consent of Licensor which consent may be granted or withheld in Licensor's sole discretion. Third quality Authorized Products bearing Marks (as hereafter defined) shall not be sold or distributed and must be destroyed.
Second quality Authorized Products bearing Marks shall mean, for purposes of this Agreement, Authorized Products bearing Marks that do not conform in all material respects to every specification of Licensor and Licensee for such products but are considered salable in the trade and where the sale or distribution of such products would not adversely affect the reputation of the Licensor as a manufacturer of premium quality products. Third quality Authorized Products bearing Marks shall mean , for purposes of this Agreement, Authorized Products bearing Marks that do not conform in all material respects to every specification of Licensor and Licensee for such products, and are not considered salable in the trade or where the sale or distribution of such products would adversely affect the reputation of the Licensor as a manufacturer of premium quality products.

         7.2 Licensee agrees that, during the term of this license, it will commence distributing activewear licensed herein bearing Marks to its customers by June 1, 1998 or earlier and outerwear licensed herein bearing Marks by June 1, 1998 and thereafter it will diligently and continuously, distribute, advertise and promote Authorized Products bearing the Marks. In addition to all other remedies available to them hereunder, Licensor and Agent may remove from this Agreement any Authorized Product listed in Schedule A attached hereto or any Authorized


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Product or class or category of Authorized Products which is not diligently and continuously used by Licensee in the manufacture, preparation, delivery, sale, distribution, advertising and promotion of such Authorized Products bearing the Marks for a seasonally appropriate period of three (3) consecutive months by giving thirty (30) days written notice to Licensee.

         7.3 Licensee agrees that it will sell and distribute the Authorized Products bearing the Marks only to retail stores and merchants which will sell such Authorized Products directly to the public. Licensee shall not, without prior written consent of Licensor, which consent may be granted or withheld in Licensor's discretion, sell or distribute such Authorized Products to retail stores, merchants, or others whose sales or distribution of such Authorized Products are or will be made for publicity or promotional tie-in purposes, combination sales, premiums, giveaways or similar methods of merchandising. It shall not be deemed a breach of this Agreement if Licensee sells Authorized Products bearing the Marks to retail stores or merchants for such purposes unless Licensee knew or had reason to know that such retail stores or merchants would use the Authorized Products bearing the Marks for such purposes. In the event any sale of Authorized Products bearing the Marks is made at a special price to any of Licensee's subsidiaries or to any other person, firm, corporation or entity related in any manner to Licensee or its officers, directors or major stockholders, there shall be a Percentage Royalty paid on such sales based upon the price generally charged the trade by Licensee.

         7.4 Licensee shall at all times conduct all aspects of its business in a manner consistent with the prestigious image of the Marks and in a manner that will protect and maintain the



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positive image and reputation of the Marks and Licensor in a fair and reasonable manner and in compliance with all applicable laws, government rules and regulations, court and administrative decrees and the highest standards of business ethics then prevailing in the industry. This shall include, without limitation, compliance with any and all applicable laws dealing with child or prison labor.

         7.5 Licensee agrees to sell to Licensor and Agent such quantities of the Authorized Products bearing the Marks as either of them shall request at as low a rate and on as good terms as Licensee sells similar quantities of the Authorized Products to the general trade.

         8. MAINTAINING THE IMAGE AND DISTINCTIVENESS OF THE MARKS.

         8.1 Licensee shall maintain the validity and distinctiveness of the Marks and the high standards of quality with which the Marks have been heretofore associated. To that end, Licensee shall establish and adhere to a written policy and merchandising plan for the sale and distribution of Authorized Products bearing Marks which policy and plan shall be submitted for approval by Licensor in the same manner, to the same extent and for the same inspection period, as set forth for approval of Licensed Product quality in
Section 9 of this Agreement, which approval shall not be unreasonably withheld. Such policy shall require that the Authorized Products bearing Marks are aggressively advertised, sold and distributed in a manner that will support the high prestige of the Marks and shall not in any manner reflect adversely upon the reputation of Licensor, Licensor's licensees, or any of their activities, or the Marks. Such merchandising plan shall be presented by Licensee to Licensor not later than sixty (60) days prior to each Contract Year excepting the initial Contract Year, plans for which have already been submitted to Licensor.



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         8.2 Licensee shall, within thirty (30) days after the expiration of each Contract Year, notify the Licensor in writing of the corporate name and trade name, if any, and location of each customer to whom Licensee sold Authorized bearing the Marks in the just concluded Contract Year. If Licensor notifies Licensee of its disapproval of a particular customer account, Licensee shall cease to accept new orders of such Authorized Products for such accounts.

         9. QUALITY CONTROL.

         9.1 The style, quality, material, workmanship and image of Authorized Products bearing the Marks shall be subject to the discretionary approval of the Licensor, which approval shall be obtained in accordance with the procedure set forth in this Section 9.

         9.2 Prior to manufacturing, advertising, offering for sale, selling, or shipping any style of Authorized Products bearing Marks, Licensee will, at Licensee's expense, submit representative samples of each style of goods comprising such Authorized Products to Licensor for inspection. Licensee shall have the option of submitting designs, fabric samples, color palette and findings (Representative Materials) to Licensor for approval in lieu of finished product samples. Licensee agrees that no Authorized Product bearing the Marks will be manufactured, advertised, offered for sale, sold, shipped, or otherwise distributed, if the style, quality, material, or workmanship thereof has been objected to by Licensor. Such approval shall be solely within the discretion of Licensor. In the event of disapproval, Licensor shall provide Licensee with a reasonably detailed explanation as to why the style or styles of goods were disapproved. Licensee shall also have the right to request that the Senior Vice President Licensing of Licensor review such disapproval.


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Provided the approval of Licensor has been obtained as provided herein for samples of Authorized Products or Representative Material, Licensee shall not depart therefrom in any material respect without again obtaining prior written approval from Licensor as aforesaid.

         Upon Licensor's request at any time during the term of this Agreement Licensee shall furnish to Licensor, at Licensee's expense but without any royalty payment thereon, a reasonable number of units of such approved Authorized Products bearing Marks being marketed by Licensee hereunder, in order to enable Licensor to determine that such Authorized Products do not depart in any material respect from samples or Representative Material thereof previously approved by Licensor pursuant to this Section 9.2.

         9.3 Licensee agrees, upon reasonable written notice, to permit or arrange for the access of Licensor or of representatives of Licensor to inspect any facilities used in the production, marketing, distribution, merchandising and/or sales of the Authorized Products bearing Marks, it being understood that such inspections are to be undertaken in a manner that will not unreasonably interfere with or hamper the normal business operations at the locations being inspected. Licensee agrees to make provision consistent herewith with any subcontractors that Licensee may employ to manufacture, distribute or merchandise any item of Licensor approved Authorized Products bearing Marks. Notwithstanding the foregoing all such subcontractors must be approved by Licensor prior to their use as subcontractors for such Authorized Products, which approval shall not be unreasonably withheld, and must agree to abide by the requirements of this Agreement. Licensor reserves the right to withdraw such approval at any time if such subcontractor does not adhere to the specifications, requirements and limitations set forth in this Agreement or operates outside the bounds of behavior prescribed in Section 7.4 hereof and upon


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such withdrawal of approval Licensee shall immediately cease dealing in such
Authorized Products with such subcontractors.

         9.4 Licensee agrees to and have its contractors and subcontractors comply with all applicable laws, regulations, orders and rulings of any governmental agency, authority, or court having jurisdiction over the design, manufacture, labeling, advertising, sale, or use of the Authorized Products bearing Marks. Licensee shall provide timely notification to Licensor of any law, regulation, or ruling of any governmental authority within the Territory which, to its knowledge, would invalidate all, or any part of this Agreement, or would require the registration or approval of this Agreement by any governmental authority, within the Territory.

         9.5 Licensor shall advise Licensee in writing of its approvals or disapprovals pursuant to this Section 9, within seven (7) business days of receipt of an approval request and, in the event of disapproval, the reasons therefore provided, however, that if not approved within said seven (7) day period, any such request shall be deemed approved. Notwithstanding prior approvals in conformity with this Section, Licensor could subsequently become aware of facts that make such approval inadvisable. For example, after an approval as to its use, Licensor could become aware that a subcontractor is or has been involved in the counterfeiting of trademarks. Therefore, Licensor reserves the right to withdraw any such approval. A withdrawal of approval shall only be done if circumstances are such that such action is commercially reasonable and if such action is taken, Licensor shall use commercially reasonable efforts to provide a period of time for Licensee to dispose of previously approved materials.




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         10. ARTWORK, DESIGN, PROMOTIONAL MATERIALS, LABELING.

         10.1 The form and content of all artwork, designs, promotional material and labels (collectively, "Art") to be used by Licensee displaying the Marks whether in association with Authorized Products or otherwise shall (i) conform to good trademark practice; (ii) have such indications of registration or trademark usage as may be required or permitted by the laws of the Territory (for example, "(R)" or "TM"); and (iii) be provided to Licensor for inspection and approval prior to any use, which approval may be granted or withheld at Licensor's discretion. Such approval shall be obtained in the same manner, to the same extent and for the same inspection period as for the approval of samples or Representative Material of Authorized Products, pursuant to Sections
9.2 and 9.5 hereof. Licensee agrees that no such Art bearing the Marks shall be used by Licensee or its customers if such Art has been objected to by Licensor. In the event of disapproval, Licensor shall provide Licensee with a reasonably detailed explanationas to why such disapproval occurred. Licensee shall also have the right to request that the Senior Vice President Licensing of Licensor review such disapproval. After the approval of Licensor has been obtained for Art encompassing the Marks, neither Licensee nor its customers shall depart therefrom in any material respect without again obtaining prior written approval from Licensor as aforesaid. Notwithstanding prior approval of artwork, designs, promotional material and labels in conformity with this Section, Licensor reserves the right to withdraw any such approval. A withdrawal of approval shall only be done if circumstances are such that such action is commercially reasonable and if such action is taken, Licensor shall use commercially reasonable efforts to provide a period of time for Licensee to dispose of previously approved materials.



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         10.2 All advertising and promotional and other printed materials bearing the Marks shall conform to good trademark practice and shall be in form and substance reasonably satisfactory to Licensor. Without limiting the generality of the foregoing, Licensee agrees that whenever the Marks appear on tags, tickets, pamphlets, folders, advertising, or promotional materials, of whatever kind or nature used by or prepared at the direction of Licensee, such Marks shall be in a form identical, or substantially identical, to that set forth in Schedules B hereto. Representative samples of all advertising and promotional and other printed materials bearing the Marks, intended to be used by Licensee, shall be submitted to Licensor at Licensee's expense, for Licensor's written approval prior to use thereof. Such approval shall be obtained in the same manner, to the same extent and for the same inspection period as for samples or Representative Material of Authorized Products bearing Marks pursuant to Sections 9.2 and 9.5. Provided the approval of Licensor has been obtained for advertising and promotional and other printed materials bearing the Marks, Licensee shall not depart therefrom, in any material respect, without again obtaining prior written approval from Licensor as aforesaid.

         10.3 Licensee shall not permit any of its advertising or promotional material to contain any trademark, service mark, name, or mark which creates a likelihood of confusion with the Marks.

         10.4 Licensee shall use reasonable efforts to require its customers to advertise, display and promote the Marks in a manner consistent with the terms and conditions of this Agreement and to monitor such use of the Marks by Licensee's customers.


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         10.5 All artwork and designs used in conjunction with Authorized
Products bearing Marks shall not be used in conjunction with other products not associated with the Marks, whether such use be previous, contemporaneous, or subsequent to use in connection with Authorized Products, without the prior written consent of Licensor, which consent may be granted or withheld in Licensor's sole discretion.

         10.6 Licensee shall expend a sum at least equal to the Minimum Promotional Investment (as hereinafter defined) within the Territory, with respect to each Contract Year, to advertise and otherwise promote the sales of Authorized Products bearing Marks, including television and print advertising, promotional material, and other expenditures made exclusively to promote directly the sales of Authorized Products bearing Marks with retailers (excluding, however, expenditures with respect to sales force materials or trade shows). The Minimum Promotional Investment with respect to each Contract Year shall be a documentable amount equal to two (2%) percent of Net Sales of Authorized Products bearing Marks for any Contract Year. Any inadvertent deficiency in the amount expended by Licensee as a Minimum Promotional Investment with respect to any Contract Year, except the final Contract Year shall be added to the Minimum Promotional Investment for the next Contract Year. In the event that such deficiency occurs, or is discovered in the final Contract Year, including any Extended Term final Contract Year, or after the termination or expiration of this Agreement, then such funds shall be immediately remitted to Licensor by Licensee upon notice to Licensee to such effect and may by used by Licensor to advertise or otherwise promote any products associated with the Marks. This Section 10.6 shall survive the termination or expiration of the Agreement.



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         11. INFRINGEMENT. Licensee agrees to notify Licensor promptly of any infringement or use by any entity of a name, mark, or trademark similar to the Marks which comes to the attention of Licensee. Licensor shall take such action as it deems advisable for the protection of Licensor's Marks and Licensee shall fully cooperate with Licensor, if requested to do so, at Licensor's sole expense. In no event, however, shall Licensor be required to take any action if it deems it inadvisable to do so and Licensee shall have no right to take any action with respect to the Marks without Licensor's prior written approval which Licensor may grant or withhold at its discretion. All damages recovered in any action or proceeding commenced or defended by Licensor, shall belong solely and exclusively to Licensor.

         12. MAINTENANCE OF BOOKS AND RECORDS; AUDITS.

         12.1 Licensee shall prepare and maintain separate, complete and accurate books of account and records (specifically, including, without limitation, the originals or copies of documents supporting entries in the books of account) covering all transactions arising out of or relating to this Agreement, in accordance with generally accepted accounting standards. Licensor or its duly authorized representatives shall have the right on reasonable written notice, during regular business hours, for two (2) years following each year of the Initial Term, or any Extended Term, to audit Licensee's books of account and records relating to this Agreement and examine all other documents and material in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement including, without limitation, invoices, credits and shipping documents. All such books of account, records, and documents shall be kept


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available by Licensee for inspection for two (2) years after the end of each year of the Initial Term or Extended Term as applicable.

         12.2 If any audit of Licensee's books and records discloses that Licensee's payments to Licensor were less than the amount which should have been paid, Licensee shall make all payments required to be made to eliminate any discrepancy revealed by such audit within ten (10) business days after Licensor's demand therefor. If any such audit discloses that Licensee's payments to Licensor were two (2%) percent or more below the amount which should have been paid with respect to Net Sales occurring during the period in question, Licensee shall make all payments required to be made to eliminate any discrepancy revealed by such audit within ten (10) business days after Licensor's demand therefor, together with the cost of such audit. When payments are made by Licensee to eliminate discrepancies revealed by Licensor's audit they shall be made together with interest from the original due date to the payment date at the lesser of the so called "prime rate" as published in the Wall Street Journal plus two (2%) percent per annum, or the highest rate of interest allowed by law.

         13. INDEMNIFICATION BY LICENSEE, PRODUCT LIABILITY INSURANCE AND RECIPROCITY.

         13.1 Licensee hereby indemnifies Licensor and SVL and undertakes to defend Licensee, Licensor and SVL against and hold Licensor and SVL harmless from any claims, suits, losses, liabilities, damages, costs and expenses (including attorneys' fees and expenses) arising out of (i) any allegedly unauthorized use of any patent, design, mark, process, idea, method or device by Licensee in connection with the Authorized Products bearing Marks covered by this Agreement, or (ii) any other alleged action or omission by Licensee including breaches of the covenants contained in this agreement or (iii) alleged manufacturing or other defects in the Authorized


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Products bearing Marks or (iv) any damage or personal injury resulting from the licensed Authorized Products bearing Marks.

         13.2 Licensor hereby indemnifies Licensee and undertakes to defend Licensee against and hold Licensee harmless from any claims, suits, losses, liabilities, damages, costs and expenses (including attorneys' fees and expenses) arising out of claims by third parties that Licensor does not have the right to enter into this Agreement.

         13.3 Sections 13.1 and 13.2 shall survive the expiration or termination of this Agreement.

         13.4 Licensee agrees that it will obtain, at its own expense, product liability and/or completed operations insurance from a recognized insurance company which is qualified to do business in the State of Connecticut providing adequate protection (at least in the amount of $1,000,000 for each occurrence and $3,000,000 in the aggregate) for Licensor and SVL (as well for Licensee) against any claims, suits, loss or damage arising out of any alleged defects in Authorized Products bearing Marks or services. As proof of such insurance, a fully paid certificate of insurance naming Licensor and SVL as additional insured parties will be submitted to Licensor and SVL by Licensee for prior approval before any Authorized Product bearing Marks is distributed or sold, and at the latest within thirty (30) days after the date first written above. Any proposed change in such insurance coverage shall be submitted to Licensor and SVL for their prior written approval. Subsequent to any modification of insurance coverage Licensor and SVL shall be provided with a copy of the then prevailing Certificate of Insurance by



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Licensee. Such policy of insurance shall provide for at least thirty (30) days written notice to Licensor and SVL prior to modification or cancellation. As used in the first two sentences of this Section 13.4 "Licensor" and "SVL" shall also include the officers, directors, and employees of the Licensor and SVL, their parent organization, if any, or any of their or their parents' subsidiaries or affiliates, and any person(s) the use of whose name may be licensed hereunder.

         14. FINANCIAL STATEMENTS. Within sixty (60) days after the end of each fiscal year of Licensee, during the Initial Term or Extended Term of this Agreement as applicable, Licensee shall furnish to Licensor a consolidated balance sheet of Licensee as of the end of such fiscal year and the related consolidated statement of income, changes in shareholders' equity and cash flow statements of Licensee for such fiscal year then ended, together with supporting notes thereto, as prepared by the Licensee's independent auditors of nationally recognized, good repute.

         15. RECOGNITION OF OWNERSHIP

         15.1 Licensee recognizes Licensor's title to the Marks and shall not do or cause to be done any act or thing which will in any way impair the rights of Licensor in and to the Marks. It is understood that Licensee, and/or its parent or subsidiaries shall not acquire and shall not claim any title to the Marks adverse to Licensor by virtue of the license granted hereunder or use of the Marks, it being the intention of the parties that all use of the Marks by Licensee and the good will attendant thereto shall at all times inure to the benefit of Licensor.

         15.2 Nothing herein shall require Licensor to obtain, maintain or renew any registrations of the Marks or any other trademarks or service marks used in connection with the sale of Authorized Products of Licensor.



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         16. RECORDING. Licensee shall, at its own expense, comply with all applicable laws governing corporate and business names and registration thereof in connection with its Business.

         17. ASSIGNMENT. Neither this Agreement nor any of the rights or obligations of Licensee hereunder may be directly or indirectly assigned or transferred by Licensee, in whole or in part, nor may Licensee grant any sublicense hereunder to any person, firm or corporation without the prior written consent of Licensor which may be granted or withheld in Licensor's discretion except that in the event that Licensee is selling its entire business operation, or substantially all of its entire business operation, or all, or substantially all of its assets and this Agreement is proposed to be included as part of the assets so transferred, then Licensor's consent shall not be unreasonably withheld. Any attempted assignment by Licensee of this Agreement or any rights or obligations of Licensee hereunder, without the prior written consent of Licensor, shall be null and void. Nothing herein or done pursuant to this Agreement shall be construed as making Licensor or Licensee an agent of the other. For purposes of this Section an assignment shall include, but not be limited to, a direct or indirect sale, or transfer of fifty (50) percent or more of the capital stock or other equity ownership interests of Licensee, and shall include assignments pursuant to mergers, consolidations, or other forms of legal reorganizations, or to a transferee of all, or substantially all, of the assets of Licensee unless such successor or transferee is more than fifty (50) percent owned by the owners of the equity ownership of Licensee.



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         18. TERMINATION.

         18.1 If Licensee violates or fails to perform any of its obligations hereunder, Licensor shall have the right to terminate this Agreement upon notice as set forth in Section 25.1. In addition, this Agreement will terminate automatically, without any notice or action being required of Licensor, if Licensee files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, makes any assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law, or discontinues its business, or if a receiver is appointed for Licensee or for Licensee's business.

         18.2 Upon termination of this Agreement, pursuant to Section 18.1, Licensee's rights with respect to use of the Marks shall be as if this Agreement had not been entered into, and Licensee shall cease using the Marks immediately. Licensee shall promptly thereupon destroy any and all signage, stationery, business cards, bill head and other items bearing the Marks.

         18.3 Termination or expiration of the license under the provisions of Sections 18 and 25.1 shall be without prejudice to any cause of action or other remedy which Licensor and Agent may have against Licensee. Upon the termination or expiration of this license, notwithstanding anything to the contrary herein, all Percentage Royalties on Net Sales theretofore made shall become immediately due and payable, no Minimum Guarantees shall be repayable, and all unpaid Minimum Guarantees for the Initial or Extended Terms hereof, as applicable, shall be immediately due and payable.

         19. FINAL STATEMENT UPON TERMINATION OR EXPIRATION. Ninety (90) days before the expiration of this license and, in the event of its termination, ten
(10) days after receipt of notice of termination, or the happening of an event which terminates this Agreement where no notice is required, a final statement showing the number and description of Authorized Products bearing


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Marks in inventory or in process shall be furnished by Licensee to Licensor and
Agent. Either Licensor and Agent or their authorized representatives shall have the right to take a physical inventory to ascertain or verify such inventory and statement and refusal by Licensee to submit to or obtain access to the venues required or desirable for such physical inventory shall forfeit Licensee's right to dispose of such inventory as of the date of such refusal. Failure by Licensee to render the final statement as and when required by this provision shall result in a forfeiture by Licensee of Licensee's right to dispose of its stock (as provided by the next Section hereof as of the date of such failure).

         20. DISPOSAL OF STOCK UPON TERMINATION OR EXPIRATION. After termination or expiration of the license under the provisions hereof, Licensee, except as otherwise provided in this Agreement, may dispose of Authorized Products bearing Marks covered by this Agreement which are in inventory or in process at the time notice of termination is received or upon the expiration date, whatever the case may be, for the greater of a period of one hundred twenty (120) days thereafter, or through the next selling season for the Authorized Products, on a non-exclusive basis, provided advance and Percentage Royalty payments are up-to-date for the current period and statements are furnished for that period in accordance with Section 5.4 and provided further that such items are disposed of only in the regular course of business and in accord with this Agreement as if it were not terminated or expired. After such sell-off

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period, all Authorized Products shall be, at Licensor's election, sold to
Licensor at manufacturer's cost or destroyed. All applicable Percentage Royalties shall be paid on Authorized Products sold during the sell-off period within twenty five (25) days following the expiration of said disposal period. For purposes of this Section "Manufacturer's cost shall be equal to Licensee's manufacturing or acquisition cost thereof, but not including any general, administrative, selling or distribution costs. This Section shall survive the termination or expiration of this Agreement.

         21. EFFECT OF TERMINATION OR EXPIRATION. Upon the expiration or termination of this license, all rights granted to Licensee hereunder except as specifically provided to the contrary shall forthwith revert to Licensor, who shall be free to license others to use the Marks in connection with the manufacture, preparation, delivery, sale, distribution, advertising, and promotion of the Authorized Products bearing Marks, and Licensee will refrain from further use of the Marks or any further direct or indirect reference to it, except as provided in Section 20. It shall not be a violation of any right of Licensee if Licensor or Agent should at any time during the term hereof enter into negotiations with a third party to license use of the Marks in respect of the Authorized Products described in Schedule A within the Territory, provided that it is contemplated that such prospective third party's license shall commence after termination or expiration of this license.

         22. INJUNCTIVE RELIEF. Licensee acknowledges that its breach of this Agreement will result in immediate and irreparable damage to Licensor, and that money damages alone would be inadequate to compensate Licensor. Therefore, in the event of a breach or threatened breach of any provision of this Agreement by Licensee, Licensor, may, in addition to all other remedies, immediately obtain and enforce injunctive relief prohibiting such breach or compelling specific performance.


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         23. FORCE MAJEURE. Licensee and Licensor shall be released from their obligations hereunder and this license shall terminate in the event that governmental regulations or other causes arising out of a state of national emergency or war or causes beyond the control of the parties render performance of this Agreement impossible and one party so informs the other in writing of such causes and its desire to be so released. In such events, all Percentage Royalties on sales theretofore made shall become immediately due and payable and no Minimum Guarantees shall be repayable.

         24. NO JOINT VENTURE. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and all parties shall have no power to obligate or bind the other parties in any manner whatsoever except as stated in this Agreement.

         25. CURE PERIODS AND NOTICES.

         25.1 Alleged breaches by Licensee relating to payments to Licensor, copyright or trademark notices, and/or required reports or product quality concerns representing actual or potential danger to consumers or a violation of law or of Section 7.4, must be cured within five (5) days of receipt of notice from Licensor to Licensee of such breach, to the satisfaction of Licensor. For all other breaches of this Agreement, each party agrees to provide the other with a cure period of thirty (30) days from receipt of a notice of breach to correct any alleged breach by the other.. It is expressly agreed that a breach of the terms of this Section 25.1 shall be adequate grounds for termination of this license, which termination shall be effective upon receipt by the receiving party.


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         25.2 All notices that are required or permitted to be given under this
Agreement shall be in writing, duly signed by the party giving such notice, and shall be deemed to have been validly served, given, received, or delivered (i) upon receipt thereof if sent by mail; (ii) upon delivery thereof if delivered by hand to the party to be notified; or (iii) upon acknowledgment of receipt thereof if transmitted to a valid telefacsimile number for the party to be notified. In each case notice shall be sent to the address of the party to be notified as follows:

             (a) if to Licensor: Starter Corporation, 370 James Street, New Haven, CT 06513, Attention Frank Lipiro , Senior Vice President, with a copy to Theodore Voss, General Counsel; fax: (203) 821-5950

             (b) if to Licensee: M&L International, Inc. 1333 North Kingsbury Street, Suite 401, Chicago, IL 60622, Attention Gene Weiner, Executive Vice President or Kurt Gutfreund, President; fax: (312) 944-3895

             (c) if to SVL: SoundView Licensing, Inc., Harbour Square, 700 Canal Street, Stamford, CT 06902, Attention Donald E. Stapleton, President; fax: (203) 328-3772, or

             (d) to such other address or addresses as Licensor, Licensee or SVL may from time to time designate by notice as provided herein.

         26. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut and waiving all rights to the contrary all parties agree that either the federal or state courts located in the state of Connecticut shall have exclusive subject matter and personal jurisdiction over any actions involving this Agreement.

         27. SEVERABILITY. If in any judicial proceeding a court shall refuse to enforce all provisions of this Agreement, any unenforceable provision shall be deemed eliminated from the


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Agreement as is necessary to permit the remainder of the Agreement to be enforced in such proceeding.

         28. ENTIRE AGREEMENT; AMENDMENT.

         28.1 This Agreement sets forth the entire agreement and understanding of the parties in respect of the matters contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement or the documents referred to herein, and no party shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not so set forth.

         28.2 This Agreement may only be modified or amended in a writing signed by both Licensor and Licensee.

         29. HEADINGS. The headings of the sections of this Agreement have been inserted solely for convenience of reference and shall in no way restrict or modify any of the terms or provisions hereof.

         30. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been executed and entered into by the parties on the date first hereinabove mentioned.


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
STARTER CORPORATION                      M&L INTERNATIONAL, INC.                 SOUNDVIEW LICENSING


By:______________________                By:______________________               By:______________________
Frank Lipiro                             KURT C. GUTFREUND                       DONALD E. STAPLETON
SENIOR VICE PRESIDENT                    PRESIDENT                               PRESIDENT











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